SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

     CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 3, 2004

The Robert Mondavi Corporation
(Exact Name of Registrant as Specified in Charter)

California
(State or Other Jurisdiction of Incorporation)

33-61516	94-2765451
(Commission File Number)	(IRS Employer Identification No.)

841 Latour Court
Napa, California	94558
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (707) 226-1395
_________________

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

     On November 3, 2004, Constellation Brands, Inc., a Delaware corporation (“Constellation”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Robert Mondavi Corporation, a California corporation (“RMC”), and RMD Acquisition Corp., a California corporation (“Merger Sub”) and wholly-owned subsidiary of Constellation, pursuant to which Constellation will acquire The Robert Mondavi Corporation.

     Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub will be merged with and into RMC, with RMC as the surviving corporation (the “Merger”), and (1) each share of Class A Common Stock of RMC, no par value (the “RMC Class A Common Stock”) issued and outstanding at the effective time of the Merger, other than the shares of RMC Class A Common Stock owned by Constellation, Merger Sub or RMC (or any of their respective direct or indirect wholly-owned subsidiaries) and other than the shares for which RMC shareholders have properly demanded appraisal (“Appraisal Shares”), will be converted into the right to receive $56.50 net in cash, and (2) each share of Class B Common Stock of RMC, no par value (the “RMC Class B Common Stock,” and together with the RMC Class A Common Stock, the “RMC Common Stock”) issued and outstanding at the effective time of the Merger, other than the shares of RMC Class B Common Stock owned by Constellation, Merger Sub or RMC (or any of their respective direct or indirect wholly-owned subsidiaries) and other than the Appraisal Shares, will be converted into the right to receive $65.82 net in cash.

     Completion of the Merger is subject to approval by the holders of a majority of the Class A Common Stock of RMC (other than holders of shares of Class A Common stock who are also recordholders of shares of Class B Common stock) and the holders of a majority of the Class B Common Stock of RMC. Concurrent with the execution of the Merger Agreement, certain members of the Mondavi family who collectively beneficially own more than a majority of the outstanding shares of Class B Common Stock and the members of RMC's board of directors have entered into a support agreement with Constellation (the “Support Agreement”) pursuant to which they have agreed to vote all shares of capital stock of RMC held by them in favor of the Merger Agreement and the Merger.

     The Merger Agreement also provides, among other things, that RMC will immediately cease any existing activities, discussions or negotiations with any party conducted with respect to any merger, reorganization or consolidation, except that RMC may continue its existing activities, discussions or negotiations with respect to an acquisition of RMC by certain persons with whom RMC has had previous discussions.

     RMC may terminate the Merger Agreement under certain circumstances, including if RMC’s board determines in good faith, prior to the approval and adoption of the Merger Agreement by RMC’s shareholders, that it has received an unsolicited bona fide written “superior proposal”, as that term is defined in the Merger Agreement, and otherwise complies with certain terms of the Merger Agreement, including that RMC allow Constellation an opportunity to offer modifications to the terms of the existing Merger Agreement that are at least as favorable to RMC shareholders as such “superior proposal”. In the event of such termination RMC must pay a termination fee of $31 million to Constellation.

     The Merger Agreement is subject to the satisfaction of other conditions customary to transactions of this type, including governmental and regulatory approvals. The companies expect to complete the transaction by the end of 2004 or early 2005.

     The above descriptions of the Merger, the Merger Agreement, the Support Agreement and related transactions and agreements are qualified in their entirety by reference to the terms of the Merger Agreement, which is attached hereto as Exhibit 2.1 and the terms of the Support Agreement, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 3, 2004, by and among Constellation Brands, Inc., RMD Acquisition Corp., and The Robert Mondavi Corporation.

99.1	Support Agreement dated as of November 3, 2004, by and among Constellation Brands, Inc., and certain Mondavi shareholders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Robert Mondavi Corporation

Date: November 8, 2004	By:	/s/ Michael K. Beyer

		Name:	Michael K. Beyer
		Title:	Senior Vice President and
General Counsel